Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Pete Buzy
Chief Financial Officer
(410) 740-0081

MARTEK ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

REVENUES OF $29.1 MILLION; EARNINGS OF $4.6 MILLION

COLUMBIA, MD – September 9, 2003: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the third quarter and nine months ended July 31, 2003. For the third quarter of 2003 (3rd Qtr 03), total revenues of $29.1 million were achieved, up from $13.5 million for the 3rd Qtr 02, and for the nine months ended July 31, 2003 (03 YTD), total revenues of $76.1 million were achieved, up from $30.9 million for 02 YTD. For the 3rd Qtr 03, Martek earned net income of $4.6 million, or $0.16 per diluted share, compared to a net loss of ($3.7) million or ($0.16) per diluted share in the 3rd Qtr 02. For 03 YTD, Martek has earned net income of $9.8 million, or $0.37 per diluted share, compared to a net loss of ($24.6) million or ($1.14) per diluted share for 02 YTD. Included in 02 YTD results was a $15.8 million charge for in-process research and development relating to the purchase of OmegaTech.

“The year is turning out as expected – high sales growth and increased quarterly profits,” stated Henry “Pete” Linsert, Jr., Chairman and Chief Executive Officer of Martek. “With the FermPro asset acquisition, Martek can get ready for increased FY 04 and 05 demand.”

3rd Qtr Consolidated Financial Results

Total revenues for the 3rd Qtr 03 were $29.1 million, an increase of $15.6 million or 115% over the 3rd Qtr 02. Substantially all of this increase is due to higher sales of nutritional products to the Company’s infant formula licensees (For a history of the Company’s nutritional products sales by quarter see the chart at (http://www.martekbio.com/images/corporatePages/qp17dxt.gif). Over 90% of Martek’s 3rd quarter revenue was generated by sales of docosahexaenoic acid (DHA) and arachidonic acid (ARA) to four of the Company’s infant formula licensees: Mead Johnson, Wyeth, Abbott Laboratories and Nestle. Supplemented term infant formulas manufactured by three of these companies were introduced in the U.S. in 2002, and Nestle has announced plans to launch a supplemented formula in the U.S. in the fall of 2003 under the Carnation brand. Supplemented term formulas are now collectively being marketed by these four companies in over 30 countries around the world.

Gross profit margin improved to 42% during the 3rd Qtr 03, up from 37% for the 3rd Qtr 02, primarily due to lower ARA costs from DSM Gist B.V. (DSM), Martek’s third party manufacturer of ARA oil. These cost savings were realized primarily as a result of economies of scale achieved by DSM in their production of ARA in Capua, Italy, but were partially offset by weakness in the US Dollar exchange rate with the Euro. Although management expects continued decreases in the future costs of ARA from DSM as Martek’s nutritional products sales volumes continue to increase, these cost savings may be offset by continued weakness in the US Dollar exchange rate with the Euro. Gross profit margin during the 3rd Qtr 03 was also impacted by a slight reduction in DHA production costs compared to the 3rd Qtr 02 as economies of scale are beginning to be realized from increased output and efficiencies at the Company’s Winchester, KY production plant and yield improvements from the Company’s past development efforts.

Research and development expenses increased by $301,000 or 10% in the 3rd Qtr 03 compared to the 3rd Qtr 02. This increase was primarily the result of the hiring of additional researchers and development work performed to improve production efficiencies and evaluate new processes.

Selling, general and administrative expenses decreased by $166,000 or 4% during the 3rd Qtr 03 from the 3rd Qtr 02, primarily due to cost reductions at Martek Boulder (formerly OmegaTech) as a result of a staff restructuring in July of 2002. The decrease was partially offset by increased insurance costs and general corporate infrastructure growth.

Other operating expenses of $247,000 were incurred in the 3rd Qtr 03. This amount primarily relates to start-up costs incurred during the quarter at the new fermentation facility at the Winchester, KY plant, as well as costs associated with the evaluation of additional production facilities for the Company’s nutritional oils.

Net income of $4.6 million, or $0.16 per share on a diluted basis, was realized in the 3rd Qtr 03, compared to a net loss of ($3.7) million, or ($0.16) per share on a diluted basis, for the 3rd Qtr 02.

The Company produced cash flows from operations of $7.3 million in the 3rd Qtr 03, primarily the result of $5 million in cash received under a license agreement with Nestle in June of 2003. On a year-to-date basis, Martek generated cash flows from operations of $11.3 million. Capital expenditures for the quarter were $7.0 million, the majority of which was for large-scale production equipment at the Winchester, KY plant and long lead-time equipment for a planned expansion at the newly acquired facility (FermPro) in Kingstree, S.C., to increase output of the Company’s nutritional oils. At July 31, 2003, Martek had approximately $107.4 million in cash, cash equivalents and short-term investments, an increase of $4.0 million from April 30, 2003.

Year-to-date Consolidated Financial Results

Total revenues for 03 YTD were $76.1 million, an increase of $45.2 million or 146% over 02 YTD, due to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin improved to 41% for 03 YTD, up from 32% for 02 YTD, primarily due to lower ARA costs from DSM. Research and development expenses decreased by $488,000 or 5% in 03 YTD compared to 02 YTD due to the timing of large-scale development projects occurring in 2002 at the Company’s Winchester, KY plant. Selling, general and administrative expenses increased by $3.5 million or 41% in 03 YTD over 02 YTD due primarily to the addition of Martek Boulder in April 02, as well as increased insurance costs and costs for general corporate purposes. Other operating expenses of $1.3 million were incurred in 03 YTD compared to $350,000 in 02 YTD, an increase of $963,000 primarily due to start-up costs at the new fermentation facility in Winchester, KY. Net income of $9.8 million, or $0.37 per diluted share was realized for 03 YTD, compared to a net loss of ($24.6) million, or ($1.14) per diluted share for 02 YTD. Included in 02 YTD results was a $15.8 million charge for in-process research and development relating to the purchase of OmegaTech.

Recent Highlights

Recent events effecting Martek include:

•	New licensee – On June 13, 2003 the Company signed a worldwide license agreement with Nestle. The agreement provided for an initial cash payment and ongoing royalties based on the sale of Nestle’s infant formulas containing DHA and ARA. The initial cash payment of $8 million due under the agreement, $5 million of which was received in June of 2003 and $3 million of which will become due in January 2004, was recorded as unearned revenue at July 31, 2003. With the addition of Nestle, Martek now has infant formula manufacturers with 100% of the U.S. infant formula market and over 70% of the worldwide infant formula market under license.

•	Additional production facilities – On September 5, 2003, the Company completed the acquisition of certain assets of FermPro Manufacturing LP (“FermPro”), a contract fermentation company located in Kingstree, S.C., for approximately $10 million in cash and common stock and the assumption of a $10 million note payable to a former owner of the facility. Martek Biosciences Kingstree Corporation (“Kingstree”) has been formed as a wholly-owned subsidiary of Martek Biosciences Corporation for the purpose of acquiring and holding the assets of FermPro. Kingstree has an experienced workforce of over 100 personnel on a site of over 500 acres. Currently, Martek has initiated an extensive expansion at the Kingstree location for the fermentation and processing of the Company’s nutritional oils. This expansion, which is expected to cost in excess of $75 million over the next 18 months, should begin production in the first half of fiscal 2004 and should more than triple Martek’s production capacity over the next 12 – 18 months. Martek is also evaluating potential production expansion at a site near its existing plant in Winchester, KY. This expansion may be initiated in 2004.

•	Additional research published on DHA – A recent study published in the July 2003 edition of Archives of Neurology found that weekly consumption of fish rich in DHA reduced the incidence of Alzheimer disease in older adults. 815 subjects aged 65 to 94 were followed for an average of 3.9 years, and those with the highest intake of DHA showed reductions of 60% to 80% in their risk of developing Alzheimer disease.

•	New regulatory approval – In June 2003, the Commission of the European Communities authorized the use of Martek’s DHA oil for human consumption, declaring that it may be marketed in various foods in the European Community as a novel food ingredient. The Commission’s findings followed an extensive review of the safety data on Martek’s DHA, and opens up a sizeable market opportunity to the Company in Europe as an ingredient in foods such as cheese, yogurt, spreads, dressings, cereals and food supplements.

This achievement also triggered an additional payment to the former OmegaTech shareholders under the terms of the agreement and plan of merger dated March 25, 2003, as amended. This payment, which consisted of approximately 358,000 shares of Martek common stock with a value of approximately $14.2 million, was charged to goodwill in the 3rd Qtr 03.

Director and Executive Announcements

Mr. William D. Smart, a member of Martek’s Board of Directors since 1991, has announced plans to retire in November 2003. Mr. Smart, who had a 33 year career in a variety of positions at Abbott Laboratories, including President of Ross Laboratories, the nutritional products division of Abbott Laboratories, has been instrumental in overseeing and counseling the Company during its growth in the nutritional products market. The Company greatly benefited from Mr. Smart’s years of service on the Board as well as the Compensation Committee and Nominating and Corporate Governance Committee.

The Company has been informed by several of its directors and executive officers that they plan to sell a portion of their Company stock holdings in open market transactions under SEC Rule 144 during the next open trading “window” which begins on September 11, 2003 and ends October 10, 2003. These sales are expected to approximate 400,000 shares and will be for purposes of investment diversification, estate planning, personal considerations and exercise of expiring options. These sales include a divesting of ownership by Mr. William D. Smart, who is retiring as a member of Martek’s Board as outlined above, through a pre-arranged trading plan provided for under SEC Rule 10b5-1. After the completion of these sales, it is expected that Martek’s Board of Directors and executive officers will retain approximately 90% of their approximately 3.5 million shares of Martek common stock, on a fully diluted basis, beneficially owned by them as reported in the Company’s 2003 proxy statement.

Investor Conference Call Webcast

Investors may listen to Martek’s senior management discuss the Company’s quarterly earnings and other current business issues on Tuesday, September 9, 2003 at 4:45 p.m. EDT by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding future revenue growth, product introductions, growth in nutritional product sales, production expansion, margin and productivity improvements, applications and potential collaborations and acquisitions; (2) expectations regarding sales to infant formula licensees; (3) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and costs of third-party manufactured oils, including the impact of currency exchange rates; (4) future research and development costs; (5) capital expenditures and production capacity; and (6) expectations regarding costs that may be incurred relating to the previously reported incident at the waste water treatment plant in Kentucky. These statements are based upon numerous assumptions that Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth above and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to our Form 10-K for the fiscal year ended October 31, 2002 and other filed reports on Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited - $ in thousands, except share and per share data)

Consolidated Statements of Operations Data

	Three months ended July 31,		Nine months ended July 31,

	2003	2002	2003	2002

Revenues:
Product sales:
Nutritional product sales	$28,748	$13,320	$75,183	$30,277
Fluorescent detection product sales	292	197	754	580

Total product sales	29,040	13,517	75,937	30,857
Other revenue	75	27	170	80

Total revenues	29,115	13,544	76,107	30,937
Costs and expenses:
Cost of product sales	17,017	8,538	45,001	21,007
Research and development	3,248	2,947	8,692	9,180
Acquired in-process research and development	—	—	—	15,788
Restructuring	—	1,266	(250)	1,266
Selling, general and administrative	4,349	4,515	12,252	8,707
Other operating expenses	247	255	1,313	350

Total costs and expenses	24,861	17,521	67,008	56,298

Income/(loss) from operations	4,254	(3,977)	9,099	(25,361)
Other income, net	349	233	656	753
Net income/(loss)	$4,603	($3,744)	$9,755	($24,608)

Basic earnings/(loss) per share	$0.17	($0.16)	$0.39	($1.14)

Diluted earnings/(loss) per share	$0.16	($0.16)	$0.37	($1.14)

Shares used in computing basic earnings/(loss) per share	27,050,781	23,191,561	24,793,415	21,543,903
Shares used in computing diluted earnings/(loss) per share	29,399,615	23,191,561	26,544,481	21,543,903

Consolidated Balance Sheet Data

	July 31,	October 31,
	2003	2002

		(audited)
Assets:
Cash, cash equivalents and short-term investments	$107,432	$22,419
Other current assets	35,656	20,627
Property, plant and equipment, net	54,333	36,506
Goodwill and identifiable intangible assets, net	56,942	44,065
Other assets	762	695

Total assets	$255,125	$124,312

Liabilities and stockholders’ equity:
Current liabilities	$21,755	$12,589
Non-current liabilities	9,244	5,746
Stockholders’ equity	224,126	105,977

Total liabilities and stockholders’ equity	$255,125	$124,312

Consolidated Cash Flow Data

	Nine Months Ended July 31,

	2003	2002

Operating activities:
Net income/(loss)	$9,755	($24,608)
Non-cash items	3,971	17,739
Changes in operating assets and liabilities	(2,401)	(7,048)

Net cash provided by/(used in) operating activities	11,325	(13,917)
Investing activities:
Net purchases of short-term investments and marketable securities	(73,751)	(1,976)
Purchase of property, plant and equipment	(20,459)	(13,854)
Other investing activities	32	(502)

Net cash used in investing activities	(94,178)	(16,332)
Financing activities:
Proceeds from the exercise of warrants and options	10,882	9,173
Proceeds from the issuance of common stock in public offering	83,341	—
Proceeds from the issuance of common stock in private placement	—	21,289
Other financing activities	(108)	(44)

Net cash provided by financing activities	94,115	30,418

Net increase in cash and cash equivalents	11,262	169
Cash and cash equivalents at beginning of year	20,419	20,645

Cash and cash equivalents at end of period	$31,681	$20,814